P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
October 27, 2020		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES PLANNED RETIREMENT OF
DAVID L. MEAD FROM BOARD OF DIRECTORS;
SUSAN D. RECTOR ELECTED CHAIRMAN OF THE BOARD
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced that David L. Mead plans to step down as Chairman of the Board of Peoples and its banking subsidiary, Peoples Bank, on October 31, 2020. Mr. Mead also plans to retire from the Boards of Directors of Peoples and Peoples Bank, effective March 31, 2021. Mr. Mead has served on the Boards of Directors of Peoples Bank and Peoples since 2005 and 2006, respectively, and as Chairman of the Board of both companies since 2016. With the announcement of Mr. Mead’s retirement, the Peoples Board of Directors elected Susan D. Rector, a current independent director, as Chairman of the Board. Ms. Rector will also serve as Chairman of the Board of Directors of Peoples Bank.
“I am grateful for the opportunity to have served on the Peoples Board the past 15 years and as Chairman of the Board the past four years,” said Mead. “I am proud of what we have accomplished together, and I will miss working with the talented associates of Peoples and my colleagues on the Board. I have great confidence in Susan’s leadership, and I know that she will make an excellent Board Chair.”
Ms. Rector has been a director of Peoples Bancorp Inc. and Peoples Bank since 2011. Since 2018, Ms. Rector has served as Chair of the Compensation Committee of the Board of Directors of Peoples, and from 2012 until 2018, she served as Chair of the Governance and Nominating Committee. Ms. Rector, a native of Parkersburg, West Virginia, is an attorney and partner in the law firm of Peterson Conners LLP, in Columbus, Ohio, where she has practiced law since April 2017. Prior to that time, she was a partner in the law firm of Ice Miller LLP (formerly Schottenstein, Zox & Dunn Co., LPA) in Columbus, Ohio, from 1987 until April 2017. Ms. Rector practices primarily in the areas of intellectual property law, information technology law and business transactions. She also has over 30 years of experience serving on nonprofit boards.
“I am grateful for the opportunity to chair the Board of Directors of Peoples,” said Rector. “I look forward to leading our Board and working with our capable management team to deliver value to our shareholders, customers, employees and communities. I also want to express my appreciation to David for his many contributions to Peoples over the past 15 years and wish him all the best in his retirement. ”
Commenting on the transition in the Chairman of the Board position, Peoples’ President and Chief Executive Officer, Chuck Sulerzyski, said, “On behalf of all the associates of Peoples, I would like to thank David for the leadership he has provided the company during his time as a director and as Chairman. Under his leadership, Peoples experienced significant growth, both organically and through acquisitions. I look forward to continued success working with Susan in her new role as Chairman of the Board.”
Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples has $4.9 billion in total assets as of September 30, 2020 and 88 locations, including 76 full-service bank branches in Ohio, Kentucky and West Virginia. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies.
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